CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated September 28, 2021 on the financial statements of Reostar Energy Corp as of December 31, 2020 and 2019, and for the years then ended, included in the Form 1-A Tier II Offering. We also consent to application of such report to the financial information in the Form 1-A Tier II Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

September 28, 2021